Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 11, 2005, with respect to the financial statements of the Orlando Airport Marriott Hotel of the Teachers’ Retirement System for the State of Illinois for which Stone-Levy, LLC is the investment advisor included in Form 8-K/A (Amendment No. 1) of DiamondRock Hospitality Company for the acquisition of the Orlando Airport Marriott Hotel.

/s/ Ernst & Young, LLP
Chicago, Illinois
February 7, 2006